Exhibit 3.1

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED BYLAWS

OF

RED ROBIN GOURMET BURGERS, INC.

The Second Amended and Restated Bylaws, dated December 7, 2007, of Red Robin Gourmet Burgers, Inc., a Delaware corporation, are hereby amended this 11th day of February, 2009, by amending and restating Article I, Section 1, Subsection (C), clause (c) of the Second Amended and Restated Bylaws to read in its entirety as follows:

Section 1.              Annual Meeting.

(C)

(c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Corporation, and (iv) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).